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L:\MFADMIN\MERRIMAC\BOARD\981026\INVEST.DOC
                                              Merrimac Master Portfolio
("Master Trust")
                                                   Merrimac Funds
("Feeder Trust 1")
                                                  Merrimac Series
("Feeder Trust 2")
                                                  Combined Board of
Trustees Meeting
                                                           October 26, 1998

APPROVAL OF CHANGE TO INVESTMENT POLICIES

Master/Feeder Trust 1 & 2


         WHEREAS, the non-fundamental investment policies of the Merrimac Treasury Portfolio, (the "Portfolio"), a series of the Merrimac Master Portfolio, the Merrimac Treasury Fund (the "Fund"), a series of Merrimac Funds, and the Merrimac Treasury Series (the "Series"), a series of Merrimac Series, represent the current intentions of the Board of Trustees and of the Portfolio, the Fund and the Series; and

         WHEREAS, non-fundamental investment policies may be changed or amended by the Board of Trustees of the Merrimac Master Portfolio, Merrimac Funds and Merrimac Series without prior notice to or approval by shareholders; it is hereby

         RESOLVED, that the changes to the investment policies of the Portfolio, the Fund and the Series, as reflected in the Prospectus and Statement of Additional Information for the Series presented to the Trustees at the Meeting be, and they hereby are, approved.